Rex Energy Reports Record Fourth Quarter and Year-End 2007 Results

STATE COLLEGE, Pa.--(BUSINESS WIRE)—Feb. 25, 2008--Rex Energy Corporation (NASDAQ:REXX) today announced results for the fourth quarter and year-end 2007. Highlights include:

•	Proved reserves for year-end 2007 increased 10% to 15.9 Mmboe from 14.5 Mmboe for year-end 2006;

•	2007 total net production volumes reached a record high of 1.0 million barrels of oil equivalent “BOE”, up 31% from the same period in 2006;

•	2007 revenues grew 46% over 2006 to $57.8 million;

•	2007 EBITDAX grew 39% over 2006 to $25.3 million;

•	Fourth quarter 2007 average daily net production reached a record high of 2,831 BOE per day; and

•	Fourth quarter 2007 revenues reached a record high of $16.1 million.

Fourth Quarter 2007

Production in the fourth quarter of 2007 totaled 260,472 BOE, of which approximately 80% was attributable to oil.  Production volumes increased approximately 2% from the same period in 2006 and 1% over the third quarter of 2007.  The Company’s Illinois Basin operations contributed 75% to fourth quarter production, while the Company’s Appalachian Basin operations contributed 15% and the Company’s southwestern region 10% to fourth quarter production.

Revenues for the fourth quarter of 2007 were $16.1 million, representing a 21% increase from revenues of $13.3 million in the fourth quarter of 2006 and an increase of approximately $1.0 million, or 7%, from the third quarter of 2007.

The company’s average realized oil price in the fourth quarter 2007, before the effect of derivatives, was $86.60 per barrel ("Bbl"), up 55.6% from $55.67 per Bbl in the fourth quarter of 2006. The company’s average realized natural gas price in the fourth quarter of 2007, before the effects of derivatives, was $7.06 per thousand cubic feet ("Mcf") of natural gas, an increase of 10.7% from $6.38 per Mcf of natural gas in the fourth quarter of 2006.

Total operating expenses for the fourth quarter 2007 were $16.3 million, up from $13.8 million in the fourth quarter of 2006. Production and Lease operating expenses were $6.1 million for the fourth quarter of 2007, up from $5.6 million for the same period in 2006, and up from $5.9 million in the third quarter of 2007. General and administrative expenses were $3.2 million in the fourth quarter of 2007, a decrease of approximately $367,000 from the fourth quarter of 2006.

Exploration expenses were $1.2 million for the fourth quarter of 2007, which were the result of the expense of three Indiana New Albany Shale wells which were drilled in 2006.  The company did not incur any exploration expenses during the fourth quarter of 2006. Depreciation, depletion, amortization and accretion (“DD&A”) expenses were $5.5 million in the fourth quarter of 2007, up from $4.4 million in the fourth quarter of 2006.  Included in the fourth quarter DD&A expense was an impairment charge of approximately $642,000 due to the write-down of the company’s coalmine methane project in West Virginia.

The company reported a loss before minority interests and provision for taxes of $17.5 million in the fourth quarter of 2007 compared with a net loss before minority interest and provision for taxes of $3.5 million for the fourth quarter of 2006.  All of the minority interests were acquired as part of the company’s initial public offering and reorganization, which closed on July 30, 2007.

Net income comparable to analyst estimates, a non-GAAP financial measure of net income which excludes deferred tax benefits, dry hole and impairment expenses, gains or losses on the sale of assets, unrealized gains or losses from financial derivatives and non-cash compensation expenses was $1.7 million, or $0.06 per fully diluted share, in the fourth quarter of 2007, an increase of $780,000 over the fourth quarter of 2006. (See the accompanying table reconciling this non-GAAP financial measure.)

EBITDAX, a non-GAAP financial measure, was $7.2 million in the fourth quarter of 2007. This represented an increase of 68% over the fourth quarter of 2006 (See the accompanying table reconciling this non-GAAP financial measure.).

Capital expenditures for drilling and development in the fourth quarter 2007 were $12.5 million, which funded the drilling or recompletion of 35 gross wells (34 net wells) and related improvements to infrastructure. Of the wells drilled or recompleted, 18 gross wells (18 net wells) are producing, 14 gross wells (13 net wells) are expected to be productive, but are awaiting completion, and 3 gross wells (3 net wells) are continuing to be evaluated to determine if the wells will be economical to produce.  Additionally, the company expended $1.9 million on leasing and acquisitions during the fourth quarter of 2007.

Full Year 2007

Production for the year ended December 31, 2007 totaled 1.0 million BOE, of which approximately 80% was attributable to oil.  Production volumes increased approximately 31% over 2006.  The Company’s Illinois Basin operations contributed 76% to 2007 production, while the Company’s Appalachian Basin operations contributed 13% and the Company’s southwestern region 11% to 2007 production.

Revenues in 2007, were $57.8 million, representing a 46% increase from 2006 revenues of $39.6 million.

The company’s average realized oil price in 2007, before the effect of derivatives, was $68.16 per barrel ("Bbl"), up 12% from $60.92 per Bbl in 2006. The company’s average realized natural gas price in 2007, before the effects of derivatives, was $6.88 per thousand cubic feet ("Mcf") of natural gas, down from $7.04 per Mcf of natural gas in 2006.

Total operating expenses in 2007 were $55.6 million, up from $32.7 million in 2006. Production and Lease operating expenses were $24.5 million in 2007, up from $15.2 million in 2006. General and administrative expenses were $8.6 million in 2007, up from $6.2 in 2006.

Exploration expenses were $2.9 million in 2007, which were the result of the expense of three Indiana New Albany Shale wells drilled during 2006 and an exploratory oil well in the company’s southwestern region drilled in the first quarter of 2007.  DD&A expenses, including impairment charges of $642,000, were $19.0 million in 2007, up from $10.7 million in 2006.  The increase in DD&A expenses were primarily caused by the increase in the company’s assets associated with acquisitions and its initial public offering.

The company reported a loss before minority interests and provision for taxes of $29.4 million in 2007 compared with net income before minority interest and provision for taxes of $5.9 million in 2006.  All of the minority interests were acquired as part of the company’s initial public offering and reorganization which closed on July 30, 2007.

Net income comparable to analyst estimates, a non-GAAP financial measure of net income which excludes deferred tax benefits, dry hole and impairment expenses, gains or losses on the sale of assets, unrealized gains or losses from financial derivatives and non-cash compensation expenses, was $486,000, or $0.02 per fully diluted share, in 2007, down from net income of $813,000 in 2006. (See the accompanying table reconciling this non-GAAP financial measure.)

EBITDAX, a non-GAAP financial measure, was $25.3 million in 2007, up from $18.1 million in 2006.  This represented an increase of 39% over 2006 (See the accompanying table reconciling this non-GAAP financial measure.).

Capital expenditures for drilling and development in 2007 were $32.7 million, which funded the drilling or recompletion of 108 gross wells (90 net wells) and related improvements to infrastructure and facilities. Of the wells drilled or recompleted, 67 gross wells (56 net wells) are producing, 30 gross wells (29 net wells) are expected to be productive, but are awaiting completion, and 11 gross wells  (5 net wells) are continuing to be evaluated to determine if the wells will be economical to produce.  Additionally, the company expended $7.7 million on leasing and acquisitions during 2007.

Proved Reserves

As previously reported, estimated total proved reserves of natural gas and crude oil as of December 31, 2007 increased 10% to 15.9 Mmboe (or 95 Bcfe), as compared with 14.5 Mmboe (or 87 Bcfe) at year-end 2006. The 2007 reserves are comprised of 18.5 Bcf of natural gas and 12.8 million barrels of crude oil. Of the 15.9 Mmboe of total proved reserves, 78% are categorized as proved developed, while 22% are proved undeveloped.

The present value of future cash flows before income taxes as of December 31, 2007, discounted at 10% (SEC PV10), totaled $392.1 million, utilizing year-end pricing of $6.79 per mcf for natural gas and $92.50 per barrel of crude oil. This represents a 96% increase over the $200.3 million of present value reported at year-end 2006. These estimates are based on an independent engineering study of the company's oil and gas properties prepared by Netherland, Sewell & Associates, Inc.

Operations Update

During the fourth quarter of 2007, the company drilled 7 gross (6 net) conventional natural gas wells in the Appalachian Basin, 4 gross (4 net) wells are producing, 3 gross (2 net) wells are expected to be completed and put into production during the first quarter of 2008.  The company is continuing to add acreage in areas where it believes the Marcellus Shale may be prospective and began testing certain areas of its acreage in Pennsylvania for the Marcellus Shale during the first quarter of 2008.

The company drilled or recompleted approximately 3 gross (3 net) wells in the company’s southwest region during the fourth quarter of 2007.  The wells were being tested at year end to determine if they would ultimately be economical to produce.

In the Illinois Basin, the company drilled or recompleted approximately 25 gross (25 net) oil wells during the fourth quarter of 2007,  14 gross (14 net) wells are producing, 11 gross (11 net) wells are expected to be completed and put into production during the first quarter of 2008.

In reference to the company’s ASP (Alkali-Surfactant-Polymer) project, the company is continuing to complete the construction of its chemical injection plant and is in the process of making final preparations to begin its two pilot programs in the field.  The company remains on schedule to begin chemical injections in its two ASP pilot tests during the second quarter of 2008.

Management Comments

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “2007 was a momentous year for the company.  During 2007, we completed our initial public offering, reduced our debt by approximately $75 million and established a new senior credit facility.  In addition, we grew our production by 31%, our revenues by 46%, our EBITDAX by 39%, and our proven reserves grew by 10% year-over-year.”

Hulburt further commented, “Our balance sheet and our liquidity were strengthened significantly this year resulting in the company’s debt to market capitalization falling to approximately 6%.  Our $50 million of additional availability at December 31, 2007 under our revolving credit facility and our operating cash flow will be used to finance our $78 million capital investment budget in 2008.”

In a final comment, Hulburt stated, “Our focus in 2008 is to commence operations on our alkali-surfactant-polymer flood pilots during the second quarter, begin testing our Appalachian properties for the Marcellus Shale during the first quarter, continue to refine our completion procedures in the New Albany Shale, continue to grow our production through our developmental projects in the Appalachian, Illinois and Permian basins and to continue to aggressively add additional acreage in our Marcellus Shale project areas.”

Production & Capital Expenditure Guidance

The company is reaffirming its previous guidance for first quarter of 2008 and is providing the following update to guidance for the second quarter of 2008 based upon the information available at the time of this release. Please see the forward-looking statements cautionary statement at the end of this release for more discussion of the inherent limitations of this information.

Second Quarter Ending
June 30, 2008
Production:
Oil (Mbl)	205 – 220
Gas (MMcf)	310 – 330
Oil Equivalent (MBOE)	256 – 275
Avg. Daily Production of Oil Equivalent (MBOE)	2,815 – 3,020
Capex Budget (in millions)	$12 - $20

WEBCAST INFORMATION

A conference call to discuss the fourth quarter and year-end results is scheduled for 10:30 a.m. Eastern time on Monday, February 25, 2008. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company's Web site: www.rexenergy.com. A taped replay of the conference call will be accessible by dialing 888-286-8010 (toll free) or (International) 617-801-6888 and entering passcode 11073860, from 12:30 p.m. Eastern time February 25, 2008, until 11:59 p.m. Eastern time March 3, 2008.

ABOUT REX ENERGY

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, director of investor relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company's filings with the Securities and Exchange Commission, which are incorporated by reference.

The company's internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

REX ENERGY CORPORATION CONSOLIDATED AND COMBINED BALANCE SHEETS ($ in Thousands)
	Rex Energy Corporation Consolidated December 31, 2007 (unaudited)	Predecessor Companies Combined December 31, 2006 (audited)

ASSETS
Current Assets
Cash and Cash Equivalents	$ 1,085	$ 600
Related Party Receivable	-	2
Accounts Receivable	8,805	6,884
Short-Term Derivative Instruments	20	1,275
Deferred Taxes	4,700	-
Inventory, Prepaid Expenses and Other	1,388	904
Total Current Assets	15,998	9,665
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	205,186	127,370
Unevaluated Oil and Gas Properties	33,074	14,569
Other Property and Equipment	4,397	4,182
Wells in Progress	6,549	3,460
Pipelines	2,194	1,765
Total Property and Equipment	251,400	151,346
Less: Accumulated Depreciation, Depletion and Amortization	(33,868)	(17,715)
Net Property and Equipment	217,532	133,631

Other Assets – Net	817	1,172
Intangible Assets – Net	1,217	-
Long-Term Derivative Instruments	-	143
Goodwill	32,700	-
Total Assets	$ 268,264	$ 144,611

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$ 9,814	$ 8,336
Short-Term Derivative Instruments	10,893	2,978
Accrued Distributions	-	102
Current Lines of Credit	-	37,581
Current Portion of Long-Term Debt	29	2,867
Related Party Payable	-	1,820
Total Current Liabilities	20,736	53,684

Senior Secured Line of Credit and Long-Term Debt	27,186	44,961
Other Loans and Notes Payable - Long-Term Portion	21	481
Long-Term Derivative Instruments	18,843	1,698
Participation Liability	-	2,141
Deferred Taxes	30,300	-
Other Deposits and Liabilities	345	405
Future Abandonment Cost	6,396	5,269
Total Liabilities	$ 103,827	$ 108,639
Commitments and Contingencies
Minority Interests	-	36,589
Owners' Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 30,794,702 shares issued and outstanding on December 31, 2007	31	1
Additional Paid-In Capital	175,170	1,460
Retained Earnings	(10,640)	(581)
Other Comprehensive (Loss)	(124)	-
Partner’s and Member’s (Deficit)	-	(1,497)
Total Owners' Equity (Deficit)	164,437	(617)
Total Liabilities, Minority Interests and Owners' Equity (Deficit)	$ 268,264	$ 144,611

REX ENERGY CORPORATION
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
(Unaudited, $ and Shares in Thousands Except per Share Data)

	Rex Energy Corporation Consolidated and Combined	Rex Energy Combined Predecessor Companies	Rex Energy Corporation Consolidated and Combined	Rex Energy Combined Predecessor Companies

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
OPERATING REVENUE
Oil and Natural Gas Sales	$ 20,244	$ 13,441	$ 63,525	$ 43,596
Other Revenue	109	112	452	470
Realized Gain(Loss) on Derivatives	(4,223)	(211)	(6,198)	(4,436)
TOTAL OPERATING REVENUE	16,130	13,342	57,779	39,630

OPERATING EXPENSES
Production and Lease Operating Expenses	6,143	5,609	24,477	15,234
General and Administrative Expense	3,182	3,549	8,587	6,212
Accretion Expense on Asset Retirement Obligation	232	221	640	476
Exploration Expense	1,243	-	2,948	-
Depreciation, Depletion, and Amortization	5,529	4,400	18,982	10,747
TOTAL OPERATING EXPENSES	16,329	13,779	55,634	32,669

INCOME FROM OPERATIONS	(199)	(437)	2,145	6,961

OTHER INCOME (EXPENSE)
Interest Income	12	14	15	94
Interest Expense	(362)	(2,638)	(5,646)	(6,110)
Gain (Loss) on Sale or Disposal of Oil and Gas Properties	(10)	1	185	91
Unrealized (Loss) Gain on Derivatives	(17,155)	(481)	(26,250)	5,043
Other Income (Expense)	171	88	171	(132)
TOTAL OTHER INCOME (EXPENSE)	(17,344)	(3,016)	(31,525)	(1,014)

NET INCOME (LOSS) BEFORE MINORITY INTEREST AND PROVISION (BENEFIT) FOR TAXES	(17,543)	(3,453)	(29,380)	5,947

MINORITY INTEREST SHARE OF (NET INCOME) LOSS	-	1,957	6,152	(2,133)

NET INCOME (LOSS) BEFORE INCOME TAX	(17,543)	(1,496)	(23,228)	3,814
Income Tax Benefit (Expense)	6,972	-	7,017	-
NET INCOME (LOSS)	$ (10,571)	$ (1,496)	$ (16,211)	$ 3,814

Earnings per common share for the three and five month periods ended December 31, 2007:
Net loss for the three and five months ended December 31, 2007	$ (10,571)	0	$ (10,640)	0
Basic and fully diluted earnings per share	$ (0.34)	0	$ (0.35)	0
Weighted average shares of common stock outstanding	30,795	0	30,795	0

REX ENERGY CORPORATION
CONSOLIDATED OPERATIONAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Production: Oil (Bbls)	208,180	208,929	814,857	587,470
Natural gas (Mcf)	313,754	283,549	1,159,999	1,109,494
Total (BOE)[a]	260,472	256,187	1,008,190	772,386

Average daily production:
Oil (Bbls)	2,263	2,271	2,232	1,609
Natural gas (Mcf)	3,410	3,082	3,178	3,040
Total (BOE)[a]	2,831	2,785	2,762	2,116

Average sales prices:
Oil (per Bbl)	$86.60	$55.67	$68.16	$60.92
Natural gas (per Mcf)	$7.06	$6.38	$6.88	$7.04
Total (per BOE)[a]	$77.72	$52.46	$63.01	$56.44
Average NYMEX prices[b]
Oil (per Bbl)	$90.68	$60.21	$72.31	$66.21
Natural gas (per Mcf)	$6.97	$6.56	$6.83	$7.23

[a] Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE [b] Based upon the average of bid week prompt month prices

REX ENERGY CORPORATION
REGIONAL OPERATIONAL HIGHLIGHTS
(Unaudited)

	Production and Revenue by Basin
	Three Months Ended December 31,				Years Ended December 31,
	2007		2006		2007		2006

Appalachian
Revenues – Natural Gas ($ in Thousands)	$1,710,000	$	$1,142,766	$	$5,724,638	$	$5,460,218
Volumes (MCF)	228,640		167,053		786,095		707,755
Average Price	$7.48	$	$6.84	$	$7.28	$	$7.71

Illinois
Revenues – Oil ($ in Thousands)	$17,010,357	$	$11,113,043	$	$52,408,060	$	$33,327,602
Volumes (BBL)	196,489		199,434		769,911		546,231
Average Price	$86.57	$	$55.72	$	$68.07	$	$61.02

Southwest Region
Revenues – Oil ($ in Thousands)	$1,017,010	$	$518,464	$	$3,134,459	$	$2,461,892
Volumes (BBL)	11,690		9,495		44,945		41,239
Average Price	$87.00	$	$54.60	$	$69.74	$	$59.70

Revenues – Natural Gas ($ in Thousands)	$506,643	$	$666,394	$	$2,257,912	$	$2,346,305
Volumes (MCF)	85,114		116,496		373,904		401,739
Average Price	$5.95	$	$5.72	$	$6.04	$	$5.84

REX ENERGY CORPORATION
OIL AND GAS DERIVATIVES
(Unaudited, As of December 31, 2007)

Period	Contract Type	Volume	Average Derivative Price

Oil

2008	Swaps	204,000 Bbls	$ 65.58
2008	Collars	369,000 Bbls	$ 62.33 – 80.26
2009	Swaps	192,000 Bbls	$ 64.00
2009	Collars	350,000 Bbls	$ 62.30 – 67.95
2010	Swaps	180,000 Bbls	$ 62.20
2010	Collars	288,000 Bbls	$ 60.00 – 78.25
	Total	1,583,000 Bbls
Natural gas

2008	Collars	840,000 Mcf	$ 7.00 – 9.19
2009	Collars	600,000 Mcf	$ 7.00 – 9.00
	Total	1,440,000 Mcf

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income.  EBITDAX, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	The company’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	The company’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

The company has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt.  You should carefully consider the specific items included in the company’s computations of EBITDAX. While the company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies.  EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

The company believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods.  Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution.  Because the company uses capital assets, depreciation and amortization are also necessary elements of its costs.  Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs.  Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income to its EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended December 31,		Years Ended, December 31,
	2007	2006	2007	2006
Net Income (Loss)	$(10,571)	$(1,496)	$(16,211)	$3,814
Add Back Depletion, Depreciation & Amortization	5,529	4,400	18,982	10,747
Add Back Accretion Expense on Future Abandonment Obligations	232	221	640	476
Add Back Non-Cash Compensation Expense	211	-	211	-
Add Back Interest Expense	362	2,638	5,646	6,110
Add Back Exploration Expense	1,243	-	2,948	-
Less Interest Income	(12)	(14)	(15)	(94)
Add Back Unrealized Losses (Gains) from Financial Derivatives	17,155	481	26,250	(5,043)
Add Back Minority Interest Share of Net Income (Loss)	-	(1,957)	(6,152)	2,133
Add Back (Less) Income Tax Expense (Benefit)	(6,972)	-	(7,017)	-
EBITDAX	$7,177	$4,273	$25,282	$18,143

EARNINGS COMPARABLE WITH ANALYST ESTIMATES

“EARNINGS COMPARABLE WITH ANALYST ESTIMATES” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: minority interest share of net income which were acquired as part of the company’s reorganization on July 31, 2007, deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income.  Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, to analyze its financial performance without regard to minority interests which were all acquired as part of the company’s reorganization on July 31, 2007, non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analysts Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

The company has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance.  You should carefully consider the specific items included in the company’s computations of this measure.  You are cautioned that Earnings Comparable with Analyst Estimates as reported by the company may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of the company’s net income to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Income (Loss)	$(10,571)	(1,496)	$(16,211)	$ 3,814
Adjustment for certain non-cash items
Minority Interest Share of Net Income (Loss)	-	1,957	(6,152)	2,133
Unrealized (Gain) Loss on Derivatives	17,155	481	26,250	(5,043)
Exploration and Impairment Expense	1,885	-	3,590	-
Non-cash Compensation Expense	211	-	211	-
(Gain) Loss on Sale or Disposal of Assets	10	(1)	(185)	(91)
Deferred income tax asset	(6,972)	-	(7,017)	-

Net Income (Loss) Before Income Taxes Comparable to Analysts Estimates, a non-GAAP measure	$1,718	$ 941	$486	$ 813